PANTEL SYSTEMS ANNOUNCES $350K BRIDGE LOAN AND RECEIPT OF $98K SALES ORDER FROM UNIVERSITY OF MARYLAND

COLORADO SPRINGS, Colo.—April 16, 2007 --PSI Corporation, operating as Pantel Systems, Inc. (PSCP.PK), a self-service provider of customer-facing public access self-service systems, today announced that it has receive $350,000 bridge loan to be used for expansion of ongoing operations. The loan was provided from various private investors and one existing institutional holder.

In a separate and unrelated announcement, Pantel Systems indicated that the Company has been awarded a $98,000 contract from the University of Maryland for provision of eight customized and state-of-the-art informational kiosks with printing capabilities.

David Foni, Chairman and CEO of PSI Corporation stated, "Under new leadership, Pantel is beginning to improve its financials and gain traction on new orders. We anticipate additional contract announcements within several weeks. The Company has commissioned a forensic audit of fiscal year 2006 financials and expect findings from this exercise to be completed within several weeks. Subsequently, we will initiate a full audit of fiscal year 2006 and Q1 2007 fiancials with results expected by June, 2007.”

About PSI Corporation:

PSI Corporation, headquartered in Colorado Springs Colorado and operating as Pantel Systems, Inc., provides interactive customer communications systems and applications that support targeted marketing programs at point-of-purchase (POP), service and information.  The Company has a suite of three vertical products: full motion video digital signage, single and duel screen kiosks and full service e-banking ATMs.  The Company’s remote controlled digital signage network system is being targeted to several different markets including hospitals, supermarkets and other retail verticals. Its kiosks have a broad array of markets including universities, retailers and supermarkets.  The e-banking kiosks are targeted to the under banking and unbanked populations in the U.S.

Forward-looking statements made in this release are made pursuant to the "safe harbor" provision of the Private Securities Reform Act of 1995. Forward-looking statements made by PSI Corporation are not a guarantee of future performance.

Contact:
Pantel Systems, Inc.
David Foni 719/359-5533

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